Exhibit 10.50
EXECUTION VERSION

FIRST AMENDMENT TO CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Agreement”) is made and entered into as of March 29, 2016, by and among SHENANDOAH TELECOMMUNICATIONS COMPANY, a Virginia corporation (the “Borrower”), COBANK, ACB, as Administrative Agent (the “Administrative Agent”), and each of the financial institutions executing this Agreement and identified as a Lender on the signature pages hereto (the “Lenders”).

RECITALS

WHEREAS, Borrower, the Administrative Agent and the lenders party thereto have entered into that certain Credit Agreement, dated as of December 18, 2015 (as amended, modified, supplemented, extended or restated from time to time, the “Credit Agreement”); and

WHEREAS, the Lenders, party hereto, collectively constituting Required Lenders, have agreed to certain modifications to the Credit Agreement as more fully described herein.

NOW, THEREFORE, in consideration of the foregoing and the agreements set forth in this Agreement, each of the Borrower, the Administrative Agent and the Lenders party hereto hereby agrees as follows:

SECTION 1.  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

SECTION 2.  Amendments. In reliance on the representations and warranties of the Borrower contained in this Agreement and in connection with the Borrower’s request therefor, and subject to the effectiveness of this Agreement as described below,

(A)      The definition of “Consent and Agreement” in Subsection 1.1 of the Credit Agreement is hereby amended and restated in its entirety as set forth below:

“Consent and Agreement” means a Consent and Agreement, substantially in the form of Exhibit P hereto.

(B)      The Credit Agreement is hereby amended to add thereto as Exhibit P the Exhibit P attached to this Agreement and made a part hereof.

(C)      Clauses (a)(i)(7)-(9) of the definition of “Consolidated EBITDA” in Subsection 1.1 of the Credit Agreement and in Annex B of the Compliance Certificate are hereby amended and restated in their entirety as set forth below:

First Amendment to Credit Agreement/Shenandoah Telecommunications Company

(7) the sum of (a) the actual amount of cash fees, costs and expenses paid or to be paid prior to or up to 18 months after the Closing Date in connection with the VAE Wind Down and Tower Sale (b) the actual amount of unusual or non-recurring cash fees, costs and expenses paid or to be paid prior to or up to 18 months after the Closing Date in connection with the Acquisition including severance costs, termination fees, accelerated rent payments, restructuring costs, integration and facilities closing costs, customer migration costs, financing fees and professional fees for advisors, legal, accounting and other such professional services, whether or not classified as restructuring expenses on the Consolidated financial statements of the Borrower, and (c) cost savings, operating expense reductions, other operating improvements and initiatives and synergies related to the Acquisition (excluding VAE Wind Down and Tower Sale direct expenses) that are projected by a Financial Officer of the Borrower in good faith to be reasonably anticipated to be realizable within 18 months of the Closing Date (which will be added to Consolidated EBITDA as so projected until fully realized, and calculated on a pro forma basis, as though such cost savings, operating expense reductions, other operating improvements and initiatives and synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided, with respect to this clause (a)(i)(7)(c) such cost savings, operating expense reductions, other operating improvements and initiatives or synergies are reasonably identifiable and factually supportable (in the good faith determination of a Financial Officer of the Borrower); provided further, the aggregate amount added back pursuant to this clause (a)(i)(7) shall not exceed $135,000,000;

(8) [reserved];

(9) [reserved];

(D)      The definition of “Permitted Liens” in Subsection 1.1 of the Credit Agreement is hereby amended by moving the word “and” from the end of clause (u) to the end of clause (v), changing the period at the end of clause (v) to a semicolon and adding the following new clause (w) at the end of such definition:

(w) Pledges or other Liens granted in the ordinary course of business in favor of credit card processing companies on deposit accounts functioning as reserve or settlement accounts pursuant to agreements therewith in connection with the provision of credit card processing services for customer payments provided that no such deposit account shall constitute a Material Account.

SECTION 3.  This Agreement shall not constitute a novation of the Credit Agreement or any other Loan Document.  Except as expressly provided in this Agreement, the execution and delivery of this Agreement does not and will not amend, modify or supplement any provision of, or constitute a consent to or a waiver of any noncompliance with the provisions of, the Loan Documents, and the Loan Documents shall remain in full force and effect.

SECTION 4.  The Borrower hereby represents and warrants to the Administrative Agent and the Lenders as follows:

First Amendment to Credit Agreement/Shenandoah Telecommunications Company

(A)      The Borrower has the right and power, and has taken all necessary action to authorize it, to execute, deliver and perform this Agreement in accordance with its terms.  This Agreement has been duly executed and delivered by the Borrower and is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

(B)      The execution, delivery and performance of this Agreement in accordance with its terms do not and will not, by the passage of time, the giving of notice or otherwise,

(1)          require any Governmental Authority approval or violate any applicable Law relating to the Borrower;

(2)          conflict with, result in a breach of or constitute a default under the organizational documents of the Borrower, any material provision of any indenture, agreement or other instrument to which it is a party or by which it or any of its properties may be bound or any Governmental Authority approval relating to it; or

(3)          result in or require the creation or imposition of any Lien (except as permitted by the Loan Documents) upon or with respect to any property now owned or hereafter acquired by the Borrower.

(C)      All Execution Date Representations of the Borrower are true and correct in all material respects as of the date hereof, except that such representations and warranties that are qualified in the Credit Agreement by reference to materiality or Material Adverse Effect shall be true and correct in all respects, as of the date hereof (or, if such representation or warranty makes reference to an earlier date, as of such earlier date).

(D)      No Event of Default under the Loan Documents has occurred and is continuing as of this date.

SECTION 5.  This Agreement will be effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of the Borrower and each Lender.

SECTION 6.  The Borrower agrees to pay to the Administrative Agent, on demand, all reasonable out-of-pocket costs and expenses incurred by the Administrative Agent, including, without limitation, the reasonable fees and expenses of counsel retained by the Administrative Agent, in connection with the negotiation, preparation, execution and delivery of this Agreement and all other instruments and documents contemplated hereby.

SECTION 7.  This Agreement may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same instrument.  Each party hereto acknowledges and agrees that a facsimile or an electronic (“.pdf” or “.tif”) transmission to the Administrative Agent of signature pages hereof purporting to be signed on behalf of such party shall constitute effective and binding execution and delivery hereof by such party.

First Amendment to Credit Agreement/Shenandoah Telecommunications Company

SECTION 8.  This Agreement is subject to, shall be governed by and shall be construed and enforced in accordance with all provisions of the Credit Agreement, including the governing law provisions thereof.

[Signatures Follow on Next Page.]

First Amendment to Credit Agreement/Shenandoah Telecommunications Company

Witness the due execution hereof by the respective duly authorized officers of the undersigned as of the date first written above.

SHENANDOAH TELECOMMUNICATIONS COMPANY,
as Borrower

By:	/s/ CEF
Name:	Christopher E. French
Title:	President and Chief Executive Officer

[Additional signatures pages omitted]